Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Spanish Broadcasting System, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-144286) on Form S-8 of Spanish Broadcasting System, Inc. (the ‘‘Company’’) of our report dated April 1,  2013, with respect to the consolidated balance sheet of Spanish Broadcasting System, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of operation and comprehensive loss income, stockholders’ deficit and cash flow, for the year then ended, and the related financial statement schedule, which reports appear in the December 31, 2013, annual report on Form 10-K of the Company.

/s/ KPMG LLP
Miami, Florida
April 15, 2014
Certified Public Accountants